Exhibit 99.1

Acadia Realty Trust Reports First Quarter 2013 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 23, 2013--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended March 31, 2013. All per share amounts are on a fully diluted basis.

First Quarter 2013 Highlights

Earnings

•	Funds from operations (“FFO”) of $0.31 per share for the first quarter 2013

•	Earnings per share (“EPS”) from continuing operations of $0.18 for the first quarter 2013

Dividend Increase

•	The Company increased its quarterly dividend 17%, from $0.18 to $0.21 for the first quarter 2013

Core Portfolio – Strong Same Store NOI; Significant progress towards 2013 Acquisitions Goal

•	Same store net operating income (“NOI”) for the first quarter up 10.9% compared to 2012

•	March 31, 2013 portfolio occupancy of 93.6%

•	During the first quarter 2013, closed on an $86.6 million “Magnificent Mile” retail property in Chicago

Balance Sheet – Positioned for Growth with Low Leverage and New $150 Million Unsecured Line

•	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 4.1x at March 31, 2013; 5.0x including pro-rata share of Opportunity Funds

•	Combined Net Debt to total equity and debt capitalization (“Total Market Capitalization”) of 22% at March 31, 2013

•	Closed on a new $150 million unsecured line of credit during the quarter

•	Subsequent to quarter end, completed $125 million ATM program and initiated a new ATM program for $150 million

First Quarter 2013 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended March 31, 2013 were $16.8 million and $9.6 million, respectively, compared to $9.3 million and $3.5 million, respectively, for the quarter ended March 31, 2012.

Earnings for the quarters ended March 31, 2013 and 2012, on a per share basis, were as follows:

	Quarters ended March 31,
	2013	2012	Variance
FFO per share	$0.31	$0.21	$0.10
EPS from continuing operations	$0.18	$0.08	$0.10
EPS from discontinued operations	$--	$0.01	$(0.01)
EPS	$0.18	$0.09	$0.09

The following significant items contributed to the above variances in EPS from continuing operations:

2013 v 2012
Variance
Quarter
Income from 2012/2013 acquisitions and redevelopment projects	$0.06
Additional 2013 fee income	0.03
Additional 2013 interest income	0.03
Dilution from additional outstanding Common Shares	(0.02)
Total variance	$0.10

Strong Core Portfolio Performance; Closed on $87 Million in Chicago

Acadia’s core portfolio (“Core Portfolio”) is comprised of properties that are owned in whole or in part by Acadia outside of its opportunity funds (the “Funds”).

Same-Store NOI and Occupancy

Core Portfolio same-store NOI increased 10.9% for the first quarter 2013 compared to the first quarter 2012. Excluding the impact of re-anchoring activities at the Bloomfield Town Square and Branch Plaza that occurred during 2012, same-store NOI increased 5.6%.

At March 31, 2013, Acadia’s Core Portfolio occupancy was 93.6%, as compared to 94.2% as of December 31, 2012. Including space currently leased but not yet occupied, the Core Portfolio was 94.0% leased.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, of 23.3% on 87,000 square feet of new and renewal leases executed during the first quarter of 2013 in its Core Portfolio. On a contractual rent basis, which excludes straight-line rent, the Company experienced an increase of 6.4% in average rents for these same leases.

Acquisition Activity – Continued Investment in Street Retail

During the first quarter 2013, Acadia closed on 664 North Michigan Avenue in Chicago, IL for a purchase price of $86.6 million. The property is located on Michigan Avenue between Erie and Huron Streets, in the middle of Chicago’s premier retail corridor. Also called the Magnificent Mile, this is the city’s most popular shopping destination with eight blocks of high-quality retail, world-class hotels, museums and noted art galleries and an international tourist draw for Chicago’s over 38 million annual tourists.

The property is an 18,141 square foot retail property which is a vertically subdivided commercial parcel that forms the base of the 40-story Ritz-Carlton Residences Chicago, luxury residential condominiums. Tenants at the property include Tommy Bahama and Ann Taylor Loft which are expected to open during the second quarter of 2013. The property is surrounded by both mainstream and high-end retailers including Apple, Burberry, Niketown, Crate & Barrel, Rolex, Cartier, Zara, Saks Fifth Avenue, Cole Haan and Salvatore Ferragamo.

Fund Platform – Continued Progress Following $569 Million of Transactions during December 2012

During the first quarter 2013, redevelopment activities continued to progress at various projects within the Company’s Fund platform, including City Point (Brooklyn), Cortlandt Crossing (Westchester County, NY) and Broad Hollow Commons (Long Island). These projects are anticipated to aggregate approximately $350 million to $450 million in total costs when complete. This follows significant transactional activity during December 2012 including acquisitions in Acadia’s recently formed Fund IV aggregating $151.2 million and monetization of Fund II and Fund III assets totaling $417.9 million.

Balance Sheet – New Unsecured Line; Maintaining Low Leverage

During the first quarter, Acadia closed on a new unsecured line of credit, replacing its existing $64.5 million secured line. The current availability of up to $150 million under the facility can be increased to $300 million based on achieving certain thresholds. Interest is based on levels of leverage starting with a rate of LIBOR plus 155 basis points.

During the first quarter, the Company issued 2.0 million Common Shares under its ATM program for net proceeds of $52.9 million. Subsequent to March 31, 2013, the Company completed its existing $125 million ATM program and renewed it for $150 million.

Acadia continues to maintain a solid balance sheet with available liquidity and low leverage as evidenced by the following as of March 31, 2013:

•
The Company had total liquidity of $182.0 million, including $44.5 million of cash on hand and $137.5 million available under its unsecured line of credit, excluding the Funds’ cash and credit facilities.

•	Core Portfolio Net Debt to EBITDA ratio of 4.1x

•	Including the Company’s Core Portfolio debt and pro-rata share of the Company’s Fund debt (“Combined”), a Net Debt to EBITDA ratio of 5.0x

•	Combined Net Debt to Total Market Capitalization of 22%

•	Core Portfolio fixed-charge coverage ratio of 3.5 to 1 and a Combined fixed-charge coverage ratio of 3.4 to 1

Outlook - Earnings Guidance for 2013

The Company reaffirms its previously announced 2013 FFO and EPS forecast. On a fully diluted basis, the Company forecasts that its 2013 annual FFO will range from $1.17 to $1.25 per share and 2013 EPS from $0.66 to $0.71 per share.

Management Comments

“We are very pleased with the progress our team made during the first quarter across our dual platforms” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Our core portfolio’s operating performance exceeded our expectations. Additionally, our acquisition of 664 North Michigan Avenue on Chicago’s “Magnificent Mile” adds another high-street property to our core portfolio in one of our key markets. With respect to our fund platform, in the first quarter we continued to execute on the initiatives we put into place over the past year as we made progress with both new fund investments as well as stabilizing and monetizing existing investments.”

Investor Conference Call

Management will conduct a conference call on Wednesday, April 24, 2013 at 10:00 AM ET to review the Company’s earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “34572463” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia’s web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia’s website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “34572463#”. The phone replay will be available through Wednesday, May 1, 2013.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and its opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2013 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Highlights Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2013 and 2012 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2013	2012

Minimum rents	$28,762	$21,708
Percentage rents	95	243
Mortgage interest income	2,869	2,055
Expense reimbursements	7,156	5,402
Other property income	399	72
Management fee income	146	433
Other income	2,962	--
Total revenues	42,389	29,913
Operating expenses
Property operating	6,427	5,457
Real estate taxes	4,858	4,139
General and administrative	5,623	5,925
Depreciation and amortization	9,756	7,146
Total operating expenses	26,664	22,667

Operating income	15,725	7,246

Equity in earnings (losses) of unconsolidated affiliates	2,377	(56)
Other interest income	29	54
Interest expense and other finance costs	(7,805)	(6,560)
Income from continuing operations before income taxes	10,326	684
Income tax benefit (provision)	140	(188)
Income from continuing operations	10,466	496

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2013 and 2012 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2013	2012

Operating income from discontinued operations	397	2,327
Net income	10,863	2,823

(Income) loss attributable to noncontrolling interests:
Continuing operations	(892)	2,992
Discontinued operations	(348)	(1,805)
Net (income) loss attributable to noncontrolling
interests	(1,240)	1,187

Net income attributable to Common Shareholders	$9,623	$4,010

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$9,574	$3,488
Income from discontinued operations attributable to
Common Shareholders	49	522

Net income attributable to Common Shareholders	$9,623	$4,010

Net income attributable to Common Shareholders per Common Share –
Basic
Net income per Common Share – Continuing
operations	$0.18	$0.08
Net income per Common Share – Discontinued
operations	--	0.01
Net income per Common Share	$0.18	$0.09
Weighted average Common Shares	53,414	42,736

Net income attributable to Common Shareholders per Common Share –
Diluted 2
Net income per Common Share – Continuing
Operations	$0.18	$0.08
Net income per Common Share – Discontinued
Operations	--	0.01
Net income per Common Share	$0.18	$0.09
Weighted average Common Shares	53,851	43,146

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2013 and 2012 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended
	March 31,
	2013	2012

Net income attributable to Common Shareholders	$9,623	$4,010

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	6,697	4,828
Unconsolidated affiliates	397	392
Income attributable to noncontrolling interests’ in
Operating Partnership	124	63
Distributions – Preferred OP Units	5	5

Funds from operations	$16,846	$9,298
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	54,531	43,792
Funds from operations, per share	$0.31	$0.21

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2013 and 2012 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended
	March 31,
	2013	2012

Operating income	$15,725	$7,174

Add back:
General and administrative	5,623	5,925
Depreciation and amortization	9,756	7,150
Less:
Management fee income	(146)	(433)
Mortgage interest income	(2,869)	(1,987)
Straight line rent and other adjustments	(697)	456

Consolidated NOI	27,392	18,285

Noncontrolling interest in NOI	(10,006)	(6,468)
Pro-rata share of NOI	17,386	11,817
Operating Partnerships’ interest in Opportunity Funds	(2,391)	(1,511)
Operating Partnerships’ share of unconsolidated joint ventures 1	1,568	1,689
NOI – Core Portfolio	$16,563	$11,995

Note:
1 Does not include share of unconsolidated joint ventures within Opportunity Funds

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2013	December 31, 2012
	(dollars in thousands)

Cash and cash equivalents	$79,516	$91,813
Rental property, at cost	1,358,268	1,249,140
Total assets	2,169,337	1,908,440
Notes payable	936,121	727,978
Total liabilities	1,048,312	838,184

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 655 and 621 OP Units into Common Shares for the quarters ended March 31, 2013 and 2012, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2013 and 2012. In addition, diluted FFO also includes the effect of 437 and 410 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2013 and 2012, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100